EXHIBIT 99.3
                                  ------------


                                                              September 30, 1997



Patriot American Hospitality Operating Company
Patriot American Hospitality Operation Company Acquisition Subsidiary Patriot American Hospitality, Inc.
Tri-West Plaza
3030 LBJ Freeway, Suite 1500
Dallas, TX  75234

Ladies and Gentlemen:

     The undersigned has been advised that as of the date of this letter the undersigned may be deemed to be an "affiliate" of WHG Resorts & Casinos Inc., a Delaware corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"). Pursuant to the terms of the Agreement and Plan of Merger dated as of September 30, 1997 (the "Agreement"), among the Company, Patriot American Hospitality Operating Company (the "Purchaser"), Patriot American Hospitality, Inc. and Patriot American Hospitality Operating Company Acquisition Subsidiary, a Delaware corporation and a wholly-owned subsidiary of the Purchaser ("Merger Sub"), Merger Sub will be merged with and into the Company (the "Merger").

     As a result of the Merger, the undersigned may receive Paired Shares (as defined in the Merger Agreement) of the Purchaser and of Patriot (the "Purchaser Securities") in exchange for shares owned by the undersigned of common stock, par value $.01 per share, of the Company.

     The undersigned represents, warrants and covenants to the Purchaser that in the event the undersigned receives any Purchaser Securities as a result of the
Merger:

     A. The undersigned shall not make any sale, transfer or other disposition of the Purchaser Securities in violation of the registration requirements of the Act or the Rules and Regulations.

     B. Duly authorized representatives of the undersigned have carefully read this letter and the Agreement and discussed the requirements of such documents and other applicable limitations upon the ability of the undersigned to sell, transfer or otherwise dispose of the Purchaser Securities to the extent necessary, with counsel for the undersigned or counsel for the Company.

     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights the undersigned has to object to any claim that the undersigned is such an affiliate on or after the date of this letter.


                                   Very truly yours,

                                   NATIONAL AMUSEMENTS, INC.


                                   By:
                                        -------------------------------
                                        Name:
                                        Title:


Accepted this ___ day of
_______________, 199__ by

PATRIOT AMERICAN HOSPITALITY
OPERATING COMPANY


By:
     -------------------------
     NAME:
     TITLE: